As Filed With the Securities and Exchange Commission on May 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CKE RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0602639

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3916 State Street, Ste. 300, Santa Barbara, CA 93105

(Address of Principal Executive Offices) (Zip Code)

CKE RESTAURANTS, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Andrew F. Puzder
President and Chief Executive Officer
CKE Restaurants, Inc.
3916 State Street, Ste. 300, Santa Barbara, CA 93105

(Name and address of agent for service)

(805) 898-4200

(Telephone number, including area code, of agent for service)

Copies to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering	Aggregate Offering	Amount of
To Be Registered	Registered(1)	Price Per Share(2)	Price(2)	Registration Fee

Common Stock, $.01 par value	2,000,000 shares(3)	$5.36	$10,720,000	$867.25

(1)	Also registered hereunder are an indeterminate number of shares which may become subject to the CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan, as amended (the “1994 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	In accordance with Rule 457(h), the aggregate offering price for shares of Common Stock available under the 1994 Plan, registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the New York Stock Exchange for the Common Stock on May 1, 2003, which was $5.36 per share.

(3)	Additional shares eligible under the 1994 Plan. An aggregate of 907,500 shares of Common Stock available for issuance under the 1994 Plan (adjusted to reflect the Registrant’s stock split on January 22, 1997 and the Registrant’s ten percent stock dividends on January 6, 1998 and January 11, 1999) were registered on a Registration Statement on Form S-8 filed on November 3, 1994 (Registration No. 33-5613).

PART I

     In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who have participated in the CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan, as amended, and are not being filed with or included in this Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by CKE Restaurants, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2003;

(b)	The Company’s Proxy Statement as filed on May 10, 2002; and

(c)	The description of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A12B filed on April 8, 1994, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The contents of the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-76884, 333-41266, 333-83601, 33-653089-01, 33-31190-01, 2-86142-01, 333-12401, 333-12399, 33-56313, 33-55337, and 333-83666) are incorporated herein by reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware Law.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Number	Description

4.1	CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K for the year ended January 27, 1997).

4.1.1	Amendment to CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

     (a)       The undersigned Registrant hereby undertakes:

          (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 2nd day of May, 2003.

CKE RESTAURANTS, INC.

By:	/s/ Andrew F. Puzder

Andrew F. Puzder
President, Chief Executive Officer and Director

POWER OF ATTORNEY

     We, the undersigned directors and officers of CKE Restaurants, Inc., do hereby make, constitute and appoint Andrew F. Puzder and Dennis J. Lacey, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

President, Chief Executive
/s/ Andrew F. Puzder	Officer and Director	May 2, 2003
Andrew F. Puzder	(Principal Executive Officer)

Executive Vice President and
/s/ Dennis J. Lacey	Chief Financial Officer	May 2, 2003
(Principal Financing and
Dennis J. Lacey	Accounting Officer

/s/ William P. Foley, II William P. Foley, II	Chairman of the Board	May 2, 2003

/s/ Byron Allumbaugh Byron Allumbaugh	Director	May 2, 2003

/s/ Peter Churm Peter Churm	Director	May 2, 2003

/s/ Carl L. Karcher Carl L. Karcher	Director	May 2, 2003

/s/ Carl N. Karcher Carl N. Karcher	Director	May 2, 2003

/s/ Daniel Lane Daniel D. (Ron) Lane	Director	May 2, 2003

/s/ Daniel E. Ponder, Jr. Daniel E. Ponder, Jr.	Director	May 2, 2003

/s/ Frank P. Willey Frank P. Willey	Director	May 2, 2003

/s/ Ronald B. Maggard, Sr. Ronald B. Maggard, Sr.	Director	May 2, 2003

EXHIBIT INDEX

Number	Description

4.1	CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K for the year ended January 27, 1997).

4.1.1	Amendment to CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan.

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).